Exhibit 10.2

PARTICIPATION AGREEMENT

Eugene Island 31

          This Participation Agreement (“Agreement”) is made and entered into this 27th day of February, 2008, to be effective as of November 1, 2007 between Fidelity Exploration & Production Company (“Fidelity”), whose address is 1700 Lincoln St., #2800, Denver, CO 80203, Ridgewood Energy Corporation (“Ridgewood”), whose address is 11700 Old Katy Rd., #280, Houston, TX 77079, and Northstar GOM, LLC, whose address is 11 Greenway Plaza, #2800, Houston, TX 77046 (“Northstar”). Fidelity, Ridgewood and Northstar are sometimes individually called a “Party” or collectively, the “Parties”.

WITNESSETH:

          WHEREAS, Fidelity owns a 100% record title interest in the following Federal Oil and Gas Lease:

(i)	OCS-G 27905, covering all of Eugene Island Block 31 (“Lease”), which is more fully described on Exhibit “A” hereto; and

          WHEREAS, Fidelity has offered to sell, and Ridgewood (as to 25% of 8/8ths) and Northstar (as to 50% of 8/8ths) respectively, desire to acquire a portion of Fidelity’s interest in the Lease, and participate with Fidelity in the exploration and development of the Lease, subject to the terms and conditions stated below.

          NOW, THEREFORE, for and in consideration of One Hundred Dollars ($100.00) in hand paid, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I – GENERAL PROVISIONS

1.1

Fidelity hereby represents, by, through and under Fidelity only, that it owns a 100% record title interest in the Lease, subject only to the Lessor’s royalty and the overriding royalty interests described below in Article VI.

1.2

Fidelity hereby agrees to assign and convey: to Ridgewood, an undivided twenty-five percent of eight-eighths (25% of 8/8ths); and (ii) to Northstar, an undivided fifty percent of eight-eighths (50% of 8/8ths); record title interests in the Lease, subject to the terms set forth herein. Notwithstanding anything to the contrary in this Agreement, however, the Parties agree that if the Initial Test Well or substitute therefore fails to reach Objective Depth (as defined below) but is completed as a well capable of producing in paying quantities, Ridgewood and Northstar shall still have earned an interest in the Lease as provided below in sub-paragraph 6.1.2.

1.3	The following exhibits are attached, and incorporated herein by reference:

	1.3.1	Exhibit “A” – Lease and Addresses of the Parties

	1.3.2	Exhibit “B” - Joint Operating Agreement

	1.3.3	Exhibit “C” - Authority for Expenditure

	1.3.4	Exhibit “D” - Assignment Form

ARTICLE II – SUNK COST REIMBURSEMENT

2.1

Within forty-eight (48) hours after execution of this Agreement by all Parties: (i) Ridgewood shall pay to Fidelity a net sum of $139,375, being Ridgewood’s proportionate (25%) ground floor share; and (ii) Northstar shall pay to Fidelity a net sum of $278,750; being Northstar’s proportionate (50%) ground floor share; of Fidelity’s gross $557,500 sunk costs to date, including lease bonus, rentals and seismic costs. Fidelity shall provide Ridgewood and Northstar with wire transfer instructions so as to allow both Parties to make such payments in a timely manner.

ARTICLE III – INITIAL TEST WELL

3.1

Spud Date. Pursuant to the terms and conditions herein, Northstar, as “Operator”, shall, on or before April 15, 2008, commence the actual drilling of a well (the “Initial Test Well”) within the Lease, subject only to rig availability, force majeure and receipt of all required regulatory permits and/or approvals. Unless a delay in spudding the Initial Test Well is due to a cause provided for in Article 3.2 below, if the Initial Test well is not so commenced, then Fidelity and/or Ridgewood, respectively, may elect to terminate participation under this Agreement without further penalty, commitment or obligation hereunder.

3.2

Force Majeure Delays. If Northstar, through conditions not within its control (including but not limited to, regulatory or permitting delays, rig availability, or “force majeure” conditions as defined in the JOA covering the Lease as described in Article IV below, is unable to commence operations for the drilling of the Initial Test Well on or before the date set forth above, Northstar will use its best efforts to timely commence spudding such well following any such delays, but in no event shall the Initial Test Well be spud later than June 30, 2008 due to the conditions described in this paragraph. Notwithstanding anything herein to the contrary, regulatory and permitting delays shall not include delays caused by untimely or insufficient actions by the Operator of the requisite regulatory applications, permits, and/or hazard surveys. If the Initial Test Well is not spud by June 30, 2008, then Article 3.5 shall apply.

3.3

Objective Depth. Northstar shall diligently prosecute the drilling of the Initial Test Well to a total vertical depth/measured depth of 12,300’ or a depth sufficient to evaluate the stratigraphic equivalent of the K-4 Lobe of the Tex W Sand seen at 12,070’ total vertical depth/measured depth in the Pel-Tex OCS-G 14460 #1 well, whichever is the lesser (“Objective Depth”). The Initial Test Well shall be drilled as a straight hole from an approximate surface location of X = 1919000’ & Y = 230722’ of Block 31, Eugene Island Area, or from such other surface location to such other bottomhole location as mutually agreed upon by the Parties.

3.4

Casing Point. For the purposes of this Agreement, “Casing Point” is defined as that point in time when the Initial Test Well or substitute therefore has been drilled to the Objective Depth, all logging and testing contemplated in the AFE has been completed and a recommendation has been made by the Operator for other operations as provided under the JOA, to run production casing or plug and abandon the well.

3.5

Forfeiture of Right to Earn. It is agreed and understood between the Parties that except as otherwise provided herein, if Ridgewood does not participate in, and/or Northstar does not spud and participate in, drilling the Initial Test Well or substitute therefore to the Objective Depth as provided for herein, then Ridgewood and/or Northstar shall have forfeited their respective right to earn an assignment pursuant to this Agreement. Upon such forfeiture by Ridgewood and/or Northstar, Fidelity shall, within five (5) business days of receipt of notice by either or both parties of an election not to participate, refund back to the non-participating party(s) one hundred percent of the sunk cost reimbursement previously paid by such party to Fidelity pursuant to Article II above. However, Fidelity shall not be required to make such a refund if a party’s non-participation is for a reason other than because the Initial Test Well was not spud in a timely manner as provided in Articles 3.1 or 3.2 above.

ARTICLE IV – JOINT OPERATING AGREEMENT

4.1

The Parties agree that the Joint Operating Agreement attached as Exhibit “B” (“JOA”) shall, except as otherwise provided herein, govern all operations conducted on the Lease. If there is any conflict between the terms of this Agreement and the JOA, the terms of this Agreement shall prevail. This JOA shall designate Northstar as Operator.

4.2

Fidelity’s Right to Data/Records. Notwithstanding anything to the contrary herein, as to the Initial Test Well or substitute thereto: (i) Northstar shall provide Fidelity with all of the data and information required to be given to a participating party under the JOA, including, specifically, Articles 5.8 and 5.9; and (ii) all audit rights and rights to records applicable to a non-operator in Article 5.5 and Exhibit “C” (COPAS) of the JOA shall also apply to Fidelity.

ARTICLE V – WELL COSTS

5.1

AFE. The entire cost, risk and expense of permitting and drilling the Initial Test Well to the Objective Depth is estimated to be $5,600,000, as reflected on the Authorization for Expenditure (“AFE”) attached as Exhibit “C”. Subject to the other provisions herein, each Party’s execution of this Agreement shall be considered as an agreement to participate in the Initial Test Well. Concurrent with execution of this Agreement, the Parties agree to execute the JOA and AFE, and to immediately return to Northstar the executed AFE. All costs associated with the Initial Test Well on the Lease shall be borne by the Parties as set forth below and pursuant to the terms and conditions of the JOA and this Agreement.

5.2

Working Interest. Ridgewood and Northstar agree to participate in the drilling of the Initial Test Well on the Lease on a promoted basis by paying all costs associated with the drilling of said well to Casing Point, including, if applicable, the costs of plugging and abandonment if the Initial Test Well is a dry hole, and as further provided below:

	Working Interest To Casing Point		Working Interest After Casing Point/Subsequent Wells and Costs

Northstar	66.66667	%*	50%
Ridgewood	33.33333	%*	25%
Fidelity	0%		25%

	100.00000%		100%

* up to the following maximum gross drilling cost expenditure:

*5.2.1

if the final approved AFE is a turnkey contract and such Initial Test Well is to be drilled pursuant to such turnkey contract, then the promote will be capped at 110% of the turnkey contract AFE to Casing Point;

for the Initial Test Well or its substitute, and subject to the terms of Article 5.3 below. Notwithstanding anything to the contrary herein, however, the disproportionate cost sharing for Ridgewood and Northstar as to the Initial Test Well will cease once cumulative costs and expenses for such well exceed the applicable amount in sub-paragraph 5.2.1, or upon reaching Casing Point, whichever occurs first. Any additional dry hole costs, as well as all subsequent costs on the Lease will be borne by Fidelity, Ridgewood and/or Northstar at the non-promoted percentages set forth above for its After Casing Point/Subsequent Wells and Costs working interest.

5.3

Substitute Well. If the Initial Test Well should encounter rock salt, heaving shale, excessive water flow, excessive pressure, igneous or other impenetrable formations or conditions at a lesser depth which would render drilling impractical and preclude the Parties from reaching the Objective Depth, then in such event Northstar and/or Ridgewood shall have the option for thirty (30) days following abandonment of said well to commence the actual drilling of a substitute well, to be located and drilled in such a manner as to achieve the same exploratory objective as attempted in the Initial Test Well. If timely commenced, this substitute well shall be treated for all purposes in this Agreement as though it was the Initial Test Well. Northstar and/or Ridgewood’s cumulative promoted cost on the Initial Test Well and any substitute well(s) shall be limited to the maximum drilling cost expenditures provided in the final AFE described above in Article 5.1, as limited in Article 5.2. All subsequent costs within the Lease shall be borne by Fidelity, Northstar and/or Ridgewood at the non-promoted percentages set forth above for After Casing Point/Subsequent Wells working interest.

ARTICLE VI – EARNED ASSIGNMENT

6.1

Depending upon whether or not the Initial Test Well is drilled to the Objective Depth and subject to each such party’s satisfaction of all terms and obligations set forth in this Agreement, Fidelity shall execute and deliver to Northstar and Ridgewood respective assignments of interests in the Lease, as follows:

6.1.1

Record Title. Within five (5) business days following Fidelity’s receipt of written notice from the Operator that the Initial Test Well or substitute thereto has been drilled to the Objective Depth, Fidelity shall execute and deliver to Northstar, as to fifty percent of eight-eighths (50% of 8/8ths), and to Ridgewood, as to twenty-five percent of eight-eighths (25% of 8/8ths), an assignment of their respective record title interests in the Lease, said assignment(s) to be on the form of assignment attached hereto as Exhibit “D”; or if the Initial Test Well or substitute thereto was not drilled to the Objective Depth because of the same mechanical problems as those cited above in Article 5.3, then,

6.1.2

Operating Rights. Within five (5) business days following Fidelity’s receipt of written notice from the Operator that the Initial Test Well or substitute thereto has been drilled to a depth shallower than the Objective Depth and completed at such shallower depth as a well capable of producing oil and/or gas in paying quantities, then Fidelity shall execute and deliver to Northstar, as to fifty percent of eight-eighths (50% of 8/8ths), and to Ridgewood, as to twenty-five percent of eight-eighths (25% of 8/8ths), an assignment of their respective operating rights interests in the Lease as to those depths from the surface down to 100’ below the stratigraphic equivalent of the deepest sand or formation placed on production in that well, said assignment(s) to be on a mutually agreeable operating rights assignment form.

6.2

The assignments provided for above in sub-paragraphs 6.1.1 or 6.1.2 shall be effective as of the actual spud date of the Initial Test Well, and shall be subject to and Northstar and Ridgewood agree to bear their proportionate share of:

	6.2.1	the existing lease royalty under the Lease;

	6.2.2	a one percent of eight-eighths (1% of 8/8ths) overriding royalty interest under the Lease, effective May 1, 2006, to David R. Wood, being the consultant who generated the Lease prospect; and

	6.2.3	a two and one-third percent of eight-eighths (2.33333% of 8/8ths) overriding royalty interest under the Lease to be reserved by Fidelity in the earned assignments to Northstar and Ridgewood;

thus, delivering to Northstar and Ridgewood a proportionate eighty percent (80%) net revenue interest in the Lease.

6.3

MMS Approval. The assignments provided for immediately above from Fidelity to Northstar and Ridgewood are subject to the Minerals Management Service’s (“MMS”) approval and Fidelity will not be liable for any damages or loss of opportunity to Northstar or Ridgewood if the MMS fails to approve the assignment(s) due to an action caused by Northstar or Ridgewood. Northstar and Ridgewood agree to execute any necessary documents and take all other actions reasonably necessary, if any, to assist Fidelity in obtaining MMS approval.

ARTICLE VII - CONTINUOUS DRILLING - ADDITIONAL WELL

7.1

If the Initial Test Well or substitute thereto is not drilled to the Objective Depth but said Initial Test Well or substitute thereto is completed in a shallower zone as a well capable of producing oil and/or gas in paying quantities and earned an assignment of operating rights pursuant to sub-paragraph 6.2.1 above, then Northstar and/or Ridgewood shall have the option to maintain their respective rights under this Agreement to earn the record title assignment provided for above in sub-paragraph 6.1.1 by commencing the actual drilling of another well within 180 days after release of the drilling rig from the preceding well (“Additional Well”). The Additional Well shall be drilled to the same Objective Depth or deeper, if proposed and in the manner and subject to the terms and conditions as for the Initial Test Well. If such record title assignment rights are earned, then the applicable Parties agree to make those assignments and/or re-assignments necessary in order to effectuate the intent of sub-paragraph 6.1.1. Notwithstanding anything to the contrary herein, however, and regardless of whether or not the promoted cost cap level provided in Article V has been reached as to the Initial Test Well or substitute thereto, such promoted costs are not cumulative as to any Additional Well. So, Northstar and/or Ridgewood shall pay all costs for any such Additional Well in accordance with Article V at the promoted levels provided therein as if the Initial Test Well and any substitute thereto had not been drilled. Failure to commence actual drilling operations within said 180 day period shall cause this Agreement to terminate in its entirety as to any portion of the Lease not already earned by Northstar and/or Ridgewood, without further notice or demand by Fidelity.

ARTICLE VIII - NOTICES

8.1

Notices. All offers, notices, reports and other information to be furnished between the Parties under the provisions of this Agreement shall be forwarded by prepaid mail or by prepaid telegram or facsimile, addressed as provided in Exhibit “A”, unless or until a different address is specified in writing and delivered as set forth in Article 8.2.

8.2

Timing of Notice. The originating notice given under any provisions hereof shall be deemed to be given only when received by the Party to whom such notice is directed, and the time for such Party to give any notice and response thereto shall run from the date the originating notice is received. Each Party shall have the right to change its address at any time and from time to time by giving written notice thereof to the other Party.

ARTICLE IX – NORTHSTAR/RIDGEWOOD REPRESENTATIONS AND WARRANTIES:

Northstar and Ridgewood, respectively, represent and warrant the following:

9.1

THAT IT IS AN EXPERIENCED AND KNOWLEDGEABLE INVESTOR IN OIL AND GAS PROPERTIES, HAS THE FINANCIAL AND BUSINESS EXPERTISE TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS COVERED BY THIS AGREEMENT, AND HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT INVESTIGATION OF THE LEASE FOR ALL PURPOSES. NORTHSTAR AND RIDGEWOOD EACH ACKNOWLEDGE THAT IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF PERSONS IT DEEMED APPROPRIATE CONCERNING THE CONSEQUENCES OF THE PROVISIONS OF THIS AGREEMENT AND HEREBY WAIVES ANY AND ALL RIGHTS TO CLAIM THAT IT IS AN UNSOPHISTICATED INVESTOR IN OIL AND GAS PROPERTIES.

9.2	THAT IT IS QUALIFIED WITH THE MMS TO POSSESS, HOLD AND, IF APPLICABLE, SERVE AS OPERATOR AND/OR LEASEHOLDER OF A FEDERAL OFFSHORE LEASE, AND THAT IT IS IN GOOD STANDING WITH THE MMS.

9.3

THAT IT SHALL ACT UNDER THIS AGREEMENT IN A PRUDENT MANNER, IN ACCORDANCE WITH GOOD OIL FIELD PRACTICES, IN COMPLIANCE WITH THE PROVISIONS OF THE LEASE AND RELATED AGREEMENTS, AND IN COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS, INCLUDING APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS. NORTHSTAR AND RIDGEWOOD FURTHERMORE WILL ACT WITH INTEGRITY AND GOOD FAITH IN THE CONDUCT OF BUSINESS UNDER THIS AGREEMENT.

ARTICLE X - MISCELLANEOUS

10.1

Successor and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors and administrators of the Parties.

10.2

Assignment Restrictions. This Agreement is personal in nature and, consequently, the obligations assumed by Northstar and Ridgewood under this Agreement may not be assigned to any party except to an Affiliate or subsidiary owned or controlled by Northstar or Ridgewood, or Ridgewood Drilling Fund(s), owned, managed or controlled by Ridgewood, or as otherwise provided herein prior to earning the assignment provided for above in Article VI; provided, however, the foregoing will not constitute a restriction on the right of Northstar and Ridgewood to sell or assign, in accordance with and subject to the terms of this Agreement, any of its leasehold interest following its receipt of an assignment of interest in the Lease under the terms hereof, provided that the assigned interest is made specifically subject to this Agreement. The terms and provisions hereof shall constitute a covenant running with the lands, leasehold and the Lease acquired hereunder and any such assignment by Northstar and Ridgewood shall be made expressly subject to the terms and provisions of this Agreement.

10.3

This Agreement, including all Exhibits attached hereto, constitutes the full and entire understanding and agreement between the Parties relating to the matters herein, and except as otherwise provided herein, supersedes any previous agreements or understandings, written or oral, in effect between the Parties relating hereto. This Agreement may be supplemented, altered, amended, modified, or revoked in writing only, which writing must be signed by all Parties hereto. The headings are for convenience only and have no significance in the interpretation of the Agreement.

10.4

Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and shall be subject to all applicable state and federal laws, rules and regulations of public bodies having jurisdiction over the Lease. In the event any provision of this Agreement is, or the operations contemplated hereby, are found to be inconsistent with or contrary to any such laws, rules or regulations, the latter shall be deemed to control, and thereafter, this Agreement shall be regarded as modified accordingly, and as so modified, shall continue in full force and effect.

10.5	This Agreement is not intended to and shall not be construed to create any mining partnership, commercial partnership, any other partnership or an association for profit between or among the Parties.

10.6

Northstar and Ridgewood acknowledge that the lands covered by the Lease may or have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of hazardous substances. Fidelity, its respective affiliates, employees, agents or representatives, do not make any express or implied representation or warranty as to the existence or non-existence of such conditions or hazardous substances, and each such party expressly disclaims any and all liability resulting therefrom.

10.7

This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership, joint venture or an association for profit between or among the Parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Should there by any requirement that each Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the State of Texas or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A”, of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

10.8

NO REPRESENTATION OF ACCURACY OR COMPLETENESS. FIDELITY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO NORTHSTAR OR RIDGEWOOD IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE LEASE OR THE ABILITY OR POTENTIAL OF THE LEASE TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE MATERIALS FURNISHED OR MADE AVAILABLE TO NORTHSTAR OR RIDGEWOOD BY FIDELITY OR ITS AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY FIDELITY OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO NORTHSTAR AND RIDGEWOOD SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY WHATSOEVER OF OR AGAINST FIDELITY AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT THE SOLE RISK OF NORTHSTAR AND RIDGEWOOD TO THE MAXIMUM EXTENT PERMITTED BY LAW.

10.9

Performance of Duties. All Parties agree to assume, pay for, perform, and comply with all duties, obligations and liabilities (express or implied) incident to the ownership and operation of the Lease that is attributable to the operating rights or record title interest subject to this Agreement, including, but not limited to, the terms of the Lease, the JOA, applicable governmental orders, statues, regulations and ordinances.

10.10

No Waiver. The failure of a Party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppels against asserting, the right to require such performance in the future, nor shall a waiver or estoppels in any one instance constitute a waiver or estoppels with respect to a later breach of a similar nature or otherwise.

10.11

Further Assurances. In connection with this Agreement as well as all transactions contemplated by this Agreement, the Parties agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate.

          In witness thereof, this Participation Agreement is made effective as of the effective date first written above.

WITNESS:	FIDELITY EXPLORATION & PRODUCTION COMPANY

	By:	Michael C. Caskey
Executive Vice President & Chief Operating Officer

WITNESS:	NORTHSTAR GOM, LLC

	By:	Brian H. Macmillan
	Title:	Vice President - Land

WITNESS:	RIDGEWOOD ENERGY CORPORATION

	By:	W. Greg Tabor
	Title:	Executive Vice President

STATE OF TEXAS	§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared Brian H. Macmillan, known to me to be the person whose name is subscribed to the foregoing instrument as Vice President - Land of Northstar GOM, LLC, and acknowledged to me that he executed the same for an on behalf of said corporation, for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN under my hand and seal of office this ______ of ____________________ 2008.

Notary Public, State of Texas
My Commission Expires:

STATE OF TEXAS	§
COUNTY OF _____	§

BEFORE ME, the undersigned authority, on this day personally appeared __________________, known to me to be the person whose name is subscribed to the foregoing instrument as ___________________of Ridgewood Energy Corporation, and acknowledged to me that he executed the same for an on behalf of said corporation, for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN under my hand and seal of office this ______ of ____________________ 2008.

Notary Public, State of Texas
My Commission Expires:

STATE OF COLORADO	§
COUNTY OF DENVER	§

BEFORE ME, on this ____________ day of ______________, 2008, the undersigned Notary Public, on this day personally appeared Michael C. Caskey, who, being by me duly sworn, did say that he is the Executive Vice President & Chief Operating Officer of Fidelity Exploration & Production Company, and that said instrument was signed in behalf of said corporation by authority of its Board of Directors and said Michael C. Caskey acknowledged said instrument to be the free act and deed of said corporation.

Notary Public
My commission expires: ____________________